SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

 ADVANCE NANOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

ADVANCE NANOTECH, INC.
600 Lexington Avenue, 29 th Floor
New York, New York 10022
(212) 583-0080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held February 12, 2008

Notice is hereby given that a special meeting of stockholders of Advance Nanotech, Inc., a Delaware corporation (the “Company”), will be held on February 12, 2008, at 10:00 a.m., Eastern Daylight Time (“EDT”), at the offices of Advance Nanotech, Inc., 600 Lexington Avenue, 29 th Floor, New York, NY 10022, for the following purposes:

1.	To consider and act upon a proposal to amend the Company’s Certificate of Incorporation to increase the authorized common stock of the Company from 75,000,000 shares to 200,000,000 shares; and

2.	To transact such other business as may properly be brought before the special meeting and any adjournments or postponements thereof.

A record of stockholders has been taken as of the close of business on January 4, 2008, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting or any adjournment thereof. All stockholders of the Company are invited to attend the meeting. The Board of Directors, however, requests that you promptly sign, date and mail the enclosed proxy, even if you plan to be present at the meeting. If you attend the meeting, you can either vote in person or by your proxy. Please return your proxy in the enclosed, postage-paid envelope.

This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about January 11, 2008.

By Order of the Board of Directors,

Thomas P. Finn
Secretary

New York, New York
January 7, 2008

ADVANCE NANOTECH, INC.
600 Lexington Avenue, 29 th Floor
New York, New York 10022
(212) 583-0080

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, FEBRUARY 12, 2008

GENERAL INFORMATION REGARDING SOLICITATION AND VOTING

This Proxy Statement and the enclosed proxy are being mailed to stockholders of Advance Nanotech, Inc., a Delaware corporation (the “Company”), commencing on or about January 11, 2008. The Board of Directors (the “Board”) is soliciting proxies to be voted at the Company’s special meeting of stockholders to be held on Tuesday, February 12, 2008, at 10:00 a.m., EDT, at the offices of Advance Nanotech, Inc., 600 Lexington Avenue, 29 th Floor, New York, NY 10022 (the “Meeting”), and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Only holders of record of voting stock at the close of business on January 4, 2008 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting. On that date, the Company had 36,595,686 outstanding shares of voting common stock.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Required Vote

Provided that a quorum is present at the meeting, the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares will require approval by a majority of shares represented in person or by proxy and entitled to vote at the special meeting.

Voting and Solicitation

If your shares are registered directly in your name with our transfer agent, then you are considered the stockholder of record with respect to those shares and these proxy materials are being sent directly to you. Each share of common stock is entitled to one vote on all matters presented at the Special Meeting.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or similar organization), you are considered the beneficial holder of such shares and these proxy materials are being forwarded to you by such organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct the stockholder of record on how to vote the shares in your account. If you do not give instructions to your record holder on how to vote, the record holder will be entitled to vote your shares in its discretion. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. If you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from the stockholder of record.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, votes submitted by mail, telephone or Internet will be voted by the individuals named on the proxy card (or the individual properly authorized) FOR the amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares. No business other than that set forth in the accompanying Notice of Special Meeting of Stockholders is expected to come before the Special Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board.

If you will not be able to attend the Special Meeting to vote in person, you may vote your shares by completing and returning the accompanying proxy card. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive to ensure that all of your shares are voted.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost of this solicitation will be borne by the Company. Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, letter or facsimile. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The estimated cost for printing and mailing of proxies to stockholders is $13,000.

A representative of Computershare Trust Company, the Company’s transfer agent, will count the vote and act as the inspector of election. Preliminary voting results will be announced at the Special Meeting. Final voting results will be published in the Company’s annual report on Form 10-KSB for the year ending December 31, 2007.

Voting by Telephone or Internet

The Company is offering stockholders the opportunity to vote by telephone or electronically via the Internet. Instructions for stockholders interested in using either of these methods to vote are set forth on the enclosed proxy and/or voting instruction card.

If you vote by telephone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. Voting by telephone or via the Internet are valid proxy voting methods under Delaware law and the Company’s bylaws.

Other Matters

In the event that any matter not described herein is properly presented for a stockholder vote at the meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with the recommendation of the Board. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for stockholder action at the meeting.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at a Special Meeting of the stockholders is the holders of a majority of the shares of common stock issued and outstanding on the Record Date, present in person or represented by proxy. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Special Meeting with respect to such matter.

The Company believes that abstentions should be counted for purposes of determining both the presence and absence of a quorum for the transaction of business and the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (other than the election of directors).

Broker non-votes will not be counted for purposes of determining the presence or absence of a quorum, will not be counted as votes for or against a proposal, and will not be included in calculating the number of votes necessary for approval of a proposal.

Stockholders shall not have dissenter’s rights in connection with the proposed amendment to the Company’s Certificate of Incorporation.

Deadline for Receipt of Stockholder Proposals

Any stockholder who intended to present a proposal at the 2008 Annual Meeting of Stockholders was required to submit the proposal to the Corporate Secretary at Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022, on or before October 31, 2007 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

PROPOSAL ON WHICH YOU MAY VOTE

PROPOSAL NO. 1 -
Amendment to the Company’s Certificate of Incorporation to
Increase the Number of Authorized Shares

The Company’s Certificate of Incorporation currently authorizes it to issue up to 75,000,000 shares of common stock, $0.001 par value. The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of its common stock from 75,000,000 shares to 200,000,000 shares. Under the amendment, ARTICLE FOURTH of the Certificate of Incorporation would be amended in part as follows:

FOURTH : The amount of the total authorized capital stock of the corporation is Two Hundred Twenty Five Million (225,000,000) shares. Two Hundred Million (200,000,000) shares at a par value of $0.001 per share shall be classified as Common Stock and Twenty Five Million (25,000,000) shares at a par value of $0.001 per share shall be classified as Preferred Stock.

As of January 4, 2008, of the 75,000,000 shares of common stock presently authorized, 36,595,686 shares were issued and outstanding, 334,000 shares were reserved for issuance under the Company’s option plans, 20,768,000 shares were reserved for issuance upon the conversion of the Company’s 8% Convertible Notes due December 19, 2010 and 17,302,173 shares were reserved for issuance upon the exercise of outstanding warrants. An aggregate of 141 shares were not reserved for any specific use and were available for future issuance.

The 141 shares of common stock that are not reserved for any specific use and which currently are available for issuance do not provide the Company with sufficient authorized share capital to complete a portion of a recent financing consisting of the issuance of certain Company convertible notes, to consummate a transaction which will increase the percentage of equity the Company owns in its currently-majority owned subsidiary Owlstone Nanotech, Inc (“Owlstone”) or to take advantage of certain other corporate opportunities that may arise from time to time.

On December 19 and December 21, 2007, the Company entered into subscription agreements (the “Subscription Agreements”) with approximately 20 investors to issue an aggregate principal amount of $3,953,000 of 8% Convertible Notes due three years from the date of issue (the “Convertible Notes”). Under the terms of the Subscription Agreements, each investor is (a) entitled to convert all of the Convertible Notes owned by the investor into shares of the Company's common stock at a conversion price of $0.25 per share (subject to adjustment in accordance with customary anti-dilution protection) and (b) entitled to be issued 50% warrant coverage with respect to the principal amount of Convertible Notes purchased from such investor at a warrant exercise price of $0.30 per share. Since the Company did not have a sufficient number of authorized but unreserved shares in its treasury to support the issuance of the total amount of $6,700,000 principal amount of Convertible Notes for which Subscription Agreements were accepted, a portion of the proceeds received from each investor (approximately 41%), totaling $2,747,000 in the aggregate, remain in an escrow account maintained with a third party commercial bank. Convertible Notes with a principal amount equal to this escrowed amount will be issued to investors, and the escrowed funds will be released to the Company, only if the Company's certificate of incorporation is amended to increase the authorized and unreserved number of shares of common stock in an amount sufficient to support the remaining amount of Convertible Notes for which Subscription Agreements have been accepted but which were not issued. Under the terms of the Subscription Agreements, if the proposal to increase the number of authorized shares of common stock is not approved by stockholders of the Company prior to February 15, 2008, the amounts remaining in escrow will be returned to the investors and that portion of the Convertible Notes financing will not be consummated. The Board of Directors believes that it is in the best interests of the Company's shareholders to complete the entire Convertible Notes offering and to have the escrowed portion of the offering released to the Company and available for general corporate purposes in order to allow the Company to build out its existing business and achieve its strategic objectives.

On December 19, 2007, the Company entered into an exchange agreement (the “Exchange Agreement”) with its majority owned subsidiary Owlstone, and certain shareholders of Owlstone (consisting of all of the founders and executive officers of Owlstone, hereafter the “Owlstone Founders”) to increase the Company's percentage of equity ownership of Owlstone by issuing newly issued shares of the Company's common stock to the Owlstone Founders in exchange for all of the Owlstone common shares held by the Owlstone Founders at an exchange rate of   3.33  shares of the Company’s common stock for each share of Owlstone common stock. The Owlstone Founders currently own an aggregate of 4,211,303 shares of Owlstone common stock, consisting of 22.26% of the total number of shares of common stock of Owlstone outstanding.

The Exchange Agreement also contemplates (a) that the Company will, following consummation of the exchange with the Owlstone Founders, offer to acquire the remaining shares of Owlstone common stock then outstanding (the “Minority Shareholders”, approximately 26.21% of the currently outstanding Owlstone shares) on terms and conditions identical to those offered to the Owlstone Founders and (b) in addition, the issuance of one warrant to purchase 0.33 shares of the Company's common stock at a purchase price of $0.30 per shares to the Minority Shareholders.

Since the Company did not have a sufficient number of authorized and unreserved shares of common stock to support a consummation of the Exchange Agreement on the date the Exchange Agreement was executed, consummation of the transactions contemplated by the Exchange Agreement is expressly conditioned on the approval of the amendment to increase the number of the Company's authorized shares of common stock. If the amendment to approve an increase in the Company's authorized number of shares of common stock is not approved by February 15, 2008, the Exchange Agreement will terminate by its terms. The Exchange Agreement is not itself required to be submitted for approval by the Company's shareholders under applicable Delaware state or Federal law.

Your Board of Directors believes that consummation of the Exchange Agreement is in the best interest of the Company's stockholders because it will facilitate the transition of the Company to an operating company principally focused on the growing chemical detection industry.

In addition to allowing the Company to consummate the Convertible Notes financing and the Exchange Agreement, approval of the amendment to increase the number of authorized shares will allow the Company to be more flexible in taking advantage of corporate opportunities such as:

•	acquisitions;

•	strategic investments;

•	corporate transactions, such as stock splits or stock dividends;

•	financing transactions, such as public offerings of common stock or convertible securities;

•	incentive and employee benefit plans; and

•	otherwise for corporate purposes that have not yet been identified.

In order to provide the Board of Directors with certainty and flexibility to undertake such transactions to support the Company’s future business growth, the Board of Directors believes that it is in the best interests of the Company at this time to increase the number of authorized shares of its common stock. No such transactions are currently under consideration by the Board of Directors. No director or executive officer of the Company has any personal interest in the proposed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock. As noted above, certain Owlstone directors and executive officers will become shareholders of the Company by virtue of the transactions contemplated by the Exchange Agreement, which shall only occur if the proposed amendment is approved.

If this proposal is adopted, the additional authorized shares of common stock may be issued upon the approval of the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies or any exchange or quotation service on which the Company’s common stock may then be listed. The ability of the Company’s Board of Directors to issue shares from the additional authorized shares will allow the Board of Directors to perform the functions for which it is currently empowered under the Company’s Certificate of Incorporation and By-laws in executing certain transactions, such as acquisitions, investments, or other transactions, pursuant to which such additional authorized shares could be issued without further stockholder approval of the specific transaction.

The Company’s stockholders do not have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional authorized common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest. As additional shares are issued, the shares owned by the Company’s existing stockholders will represent a smaller percentage ownership interest in the Company. In addition, the issuance of additional shares of the Company’s common stock could result in a decrease in the trading price of the Company’s common stock, depending on the price at which such shares are issued.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “ FOR ”
APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of January 4, 2008 by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company’s common stock, by each director, by each named executive officer, and by all directors and executive officers as a group.

Except as otherwise indicated in the footnotes to the table, the Company believes that each of the persons or entities named in the table exercises sole voting and investment power over the shares of common stock that each of them beneficially owns, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned			Percentage of Total Shares Outstanding
Name and Address of Owner (1)	Shares	Options	Total
5% or Greater Stockholders : (2)
LC Capital Master Fund, Ltd.	—	3,540,000	3,540,000	8.82%
Ingalls & Snyder LLC	—	3,540,000	3,540,000	8.82%
Michael E. Hildesley	—	2,124,000	2,124,000	5.49%
BEME Capital Limited	—	2,124,000	2,124,000	5.49%

Directors :
Magnus Gittins (3)	340,470	575,000	915,470	2.46%
Lee Cole (4)	—	120,000	120,000	*
Virgil Wenger (5)	38,379	20,000	58,379	*
Peter Rugg (6)	19,190	20,000	39,190	*
John Robertson (7)	—	20,000	20,000	*
Douglas Zorn (8)	—	—	—	*

Named Executive Officers :
Magnus Gittins (See above)
Antonio Goncalves, Jr. (9)	246,325	175,000	421,325	1.15%
Thomas Finn (10)	232,613	295,000	527,613	1.43%
All Directors and Named Executive Officers as a Group (8 persons)	876,977	1,225,000	2,101,977	5.56%

*	Less than 1%

(1)	The address of each stockholder is c/o Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022.

(2)	All the 5% or Greater Stockholders listed above entered into Subscription Agreements for the Convertible Notes offering on December 19, 2007.

(3)
Includes 575,000 shares of common stock options, 400,000 of which are issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share and 175,000 shares of common stock that are immediately exercisable at an exercise price of $0.25 per share. The 400,000 stock options were granted to Mr. Gittins in his role as a founder of the Company and the 175,000 stock options were granted to Mr. Gittins as part of his employment agreement.

(4)
Includes 120,000 shares of common stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Cole in his role as a founder of the Company.

(5)
Includes 12,500 shares of common stock issuable upon exercise of warrants that are immediately exercisable at $1.25. The Company issued these warrants to Mr. Wenger in connection with his participation in a private placement by the Company in 2005. Also includes an option to purchase 20,000 shares of common stock at $3.50 for participation on the Board of Directors.

(6)
Includes 6,450 shares of common stock issuable upon exercise of warrants that are immediately exercisable at an exercise price of $1.25 per share. The Company issued these warrants to Mr. Rugg in connection with his participation in a private placement by the Company in 2005. Also includes an option to purchase 20,000 shares of common stock at $3.50 for participation on the Board of Directors.

(7)	Includes an option to purchase 20,000 shares of common stock at $3.50 for Mr. Robertson’s participation on the Board of Directors.

(8)	Douglas Zorn joined the Board of Directors on March 6, 2007 and did not beneficially own common stock as of the date of the table.

(9)
Includes 175,000 shares of common stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $0.25 per share. These stock options were granted to Mr. Goncalves as part of his employment agreement.

(10)
Includes 295,000 shares of common stock options, 120,000 of which are issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share and 175,000 shares of common stock that are immediately exercisable at an exercise price of $0.25 per share. The 120,000 stock options were granted to Mr. Finn in his role as an early employee of the Company and the 175,000 stock options were granted to Mr. Finn as part of his employment agreement.

A person is deemed to be the beneficial owner of securities owned or which can be acquired by such person within 60 days of the measurement date upon the exercise of stock options. Each person’s percentage ownership is determined by assuming that stock options beneficially owned by such person (but not those owned by any other person) have been exercised.

INVESTOR INFORMATION

All reports filed by the Company with the Securities and Exchange Commission (“SEC”) are available free of charge via EDGAR through the SEC’s website at www.sec.gov . In addition, the public may read and copy materials filed by the Company with the SEC at the SEC’s public reference room located at 101 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The Company also provides copies of its Forms 8-K, 10-QSB, 10-KSB, Proxies, Annual Report and press releases at no charge to investors upon request and makes electronic copies of such reports and press releases available through its website at www.advancenanotech.com as soon as reasonably practicable after filing such material with the SEC. Requests should be sent to the Company, attention: Thomas P. Finn, Chief Financial Officer and Secretary.

OTHER MATTERS

At the date of this Proxy Statement, the Company knows of no other matters to be submitted at the Special Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas P. Finn
Secretary

New York, New York
January 7, 2008